EXHIBIT 99.1

AMERICAN RIVER BANKSHARES FORMALIZES ITS EXECUTIVE MANAGEMENT COMMITTEE WITH THE PROMOTIONS OF DOUGLAS TOW AND KEVIN BENDER

Sacramento, CA, March 18, 2005 - American River Bankshares (NASDAQ: AMRB), the parent company of American River Bank, today announced the formalization of its Executive Management Committee with the promotions of Douglas E. Tow, Chief Credit Officer, and Kevin B. Bender, Chief Information Officer, to executive vice presidents.

The American River Bankshares Executive Management Committee is led by David T. Taber, President and CEO and includes:

Mitchell A. Derenzo, EVP and Chief Financial Officer
Douglas E. Tow, EVP and Chief Credit Officer
Kevin B. Bender, EVP and Chief Information Officer
Gregory N. Patton, President of American River Bank
Raymond F. Byrne, President of North Coast Bank
Larry D. Standing, President of Bank of Amador

The Executive Management Committee is responsible for the Company's overall strategic direction.

"Positioning these experienced leaders into a committee is part of our strategy for maintaining the Company's competitive position," said David Taber. "We are solidifying our strong leadership team for future growth."

David Taber continued, "The promotions of Douglas Tow and Kevin Bender to executive vice presidents recognizes their tremendous contributions to our Company. Both Doug and Kevin have helped lead us through a continuing period of dynamic growth, namely with the recent addition of Bank of Amador. They are both just very good at what they do."

Mr. Tow joined American River Bankshares in 1994 and he has served the financial services industry for over 27 years, most recently in the position of Senior Vice President, Chief Credit Officer. As Executive Vice President, Chief Credit Officer, he is responsible for credit policy, loan structuring and portfolio management.

American River Bankshares maintains one of the highest levels of credit quality in the industry, with nonperforming loans and leases (0.07% of total loans and leases) as well as net chargeoffs (0.08% of average loans and leases) remaining below industry averages as of December 31, 2004.

Mr. Bender joined American River Bankshares in 1986 and he has served the financial services industry for over 20 years, most recently in the position of Senior Vice President, Chief Information Officer. As Executive Vice President, Chief Information Officer, he is responsible for central support services, network technology and electronic banking.

American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

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Forward-Looking Statement

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2004, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.


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